EXECUTION COPY

                                    AGREEMENT
                                      FOR
                           PURCHASE AND SALE OF ASSETS

         THIS AGREEMENT is entered into this 1st day of December, 2003, by and among Young OS LLC, a Delaware limited liability company ("BUYER"), Obtura Corporation, a Missouri corporation ("SELLER"), and the Stockholders (as defined below).

         WHEREAS, Seller, together with Earth City Technologies, Inc., a Missouri corporation d/b/a Spartan Marketing Group ("SPARTAN") is engaged in the manufacture, development and distribution of endodontics and related products, in each case for the dental industry (the "BUSINESS").

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Purchased Assets (as defined below) on the terms and conditions set forth herein;

         WHEREAS, simultaneously with the Closing (as defined below), Buyer is purchasing certain assets of Spartan pursuant to an Agreement for Purchase and Sale of Assets dated the date hereof by and among Buyer, Spartan, the stockholders and the Beneficiary (as defined therein) (the "SPARTAN AGREEMENT");

         WHEREAS, Richard J. Maheu and Walter F. Senney, Jr. (collectively, the "STOCKHOLDERS"),will benefit from the sale of the Purchased Assets.

         NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below:

                                   ARTICLE I

                                 THE TRANSACTION

         1.1 Purchase and Sale of Assets. At the Closing (as defined below), Seller shall sell, transfer, assign and deliver to Buyer (or its designated affiliate), and Buyer (or its designated affiliate) shall purchase, accept and receive, all right, title and interest in, to or arising from the Purchased Assets (as defined below).

         1.2 Purchased Assets. The "PURCHASED ASSETS" are all of the assets, properties, rights and claims acquired for, used in, held for use in, relating to or arising from the conduct of the Business that are owned by Seller or Seller has the right to, including the following:

             (a) cash, cash equivalents and marketable securities;

             (b) all accounts and notes receivables;

             (c) all inventories (including raw materials, work in process, samples, supplies, service parts, and finished goods) located at Seller's facilities, in transit to or from Seller's facilities, held by Seller or vendors on consignment;

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             (d) all tools, dies, jigs, molds, patterns, machinery and
equipment, whether owned or leased, whether in the possession of Seller or vendors;

             (e) all petty cash, prepaid expenses, refunds (excluding any refund in respect of Taxes), advances, deposits and similar amounts;

             (f) all office furnishings, display racks, shelves, decorations, equipment, telephone and telecopy numbers, fixtures and supplies;

             (g) all technical, processing, manufacturing or marketing information, including new developments, inventions, know how, processes, ideas and trade secrets and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software) and all claims and rights related thereto;

             (h) all safe deposit boxes and the contents thereof which are maintained for use in the conduct of the Business or which contain any assets of the Business;

             (i) all performance and other bonds, to the extent assignable, security and other deposits, and advances maintained for use in the conduct of the Business;

             (j) all patents, trademarks, trade names, trade styles, logos and service marks and all applications and registrations therefor and all of the goodwill of the business appurtenant thereto and licenses thereof and the use of the "OBTURA" name;

             (k) all copyrights and author's rights, whether published or unpublished, including rights to prepare, reproduce and distribute copies, compilations and derivative works;

             (l) all customer files, all lists of customers, suppliers and vendors, all rights and claims under sales contracts, customer orders, purchase orders, dealer and distributorship agreements and other similar commitments;

             (m) all rights in, to and under the Assumed Contracts (as defined below);

             (n) all documents and records relating to the Purchased Assets, or the operations or products of the Business (including historical costing and pricing data), and employment and personnel records for all Designated Employees of the Business;

             (o) all accounting books, records, ledgers and electronic data processing materials;

             (p) rights under contracts, instruments and other agreements;

             (q) rights under agreements with employees concerning confidentiality and the assignment of inventions, but excluding any obligations pursuant thereto, and the asset reserves and accruals of or related to any employee benefit plan of Seller being assumed by Buyer in accordance with
Article VI;


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

             (r) all information systems, programs, software and documentation thereof (including all electronic data processing systems, program specifications, source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material) which are used or intended to be used in the conduct of the Business;

             (s) prepaid expenses, deferred charges and cash advanced by customers of the Business and rights to volume rebates due from suppliers;

             (t) to the extent assignable, all permits, licenses, product registrations, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) (i) to conduct the operations of the Business and to own, manufacture, construct, operate and maintain any product, fixture, facility, equipment, vehicle, machinery or installation of the Business or (ii) to store, transport, dispose of, market or sell any goods or any substance (including, without limitation, materials classified as "HAZARDOUS MATERIALS" or "HAZARDOUS SUBSTANCES" or "HAZARDOUS WASTE") used, handled, produced, disposed of, marketed or sold in the operation of the Business, as issued by any governmental agency or instrumentality;

             (u) e-mail addresses, internet user names, addresses and sites; and

             (v) all other assets, properties, rights and claims related to the operations of the Business or which arise in or from the conduct thereof;

             provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.3 below.

         1.3 Excluded Assets. The following assets (the "EXCLUDED ASSETS") shall not be sold or transferred to Buyer:

             (a) refunds pertaining to Tax obligations of Seller;

             (b) any rights of Seller under this Agreement (or under any other agreement between Seller and Buyer entered into on or after the date hereof);

             (c) the corporate minute book and stock records of Seller;

             (d) the property and assets of Seller related solely and exclusively to its Canadian operations and located at Seller's facility located at 3310 South Service Road, Suite 302, Burlington, Ontario, Canada, including those assets listed on Schedule 1.3(d);

             (e) the property located on Building Lot, Lot 123, Westbrook Subdivision, Phase 3B, Chatham County, Georgia; and

             (f) assets listed on Schedule 1.3(f).

         1.4 Assumed Liabilities and Obligations. At Closing, Buyer shall assume and discharge the following liabilities (the "ASSUMED LIABILITIES"):


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

             (a) liabilities for accounts payable which arose in the ordinary course of business for goods or services actually received by Seller prior to the Closing Date but only to the extent accrued on the Closing Date Balance Sheet in accordance with GAAP (as defined below) and in the ordinary course of business consistent with past practice;

             (b) liabilities and obligations for accrued vacation, sick leave and holiday pay to employees of the Business who are retained by Buyer but only to the extent accrued on the Closing Date Balance Sheet in accordance with GAAP and in the ordinary course of business consistent with past practice;

             (c) liabilities pursuant to the warranty policies set forth on
Schedule 4.22 for repair or replacement of products or to refund the purchase price therefor or otherwise to provide credits for or adjustments with respect thereto, as a result of defects in materials or workmanship but only to the extent accrued on the Closing Date Balance Sheet in accordance with GAAP and in the ordinary course of business consistent with past practice;

             (d) liabilities and obligations under the contracts listed on
Schedule 1.4(d) (the "ASSUMED CONTRACTS"), other than liabilities and obligations resulting from a breach or default of Seller or any of its Affiliates under any Assumed Contract occurring on or before the Closing; and

             (e) liabilities and obligations under any employee benefit plan being assumed by Buyer in accordance with Article VI but only to the extent accrued on the Closing Date Balance Sheet in accordance with GAAP and in the ordinary course of business consistent with past practice.

Buyer shall forever defend, indemnify and hold harmless Seller, and its officers, directors, agents, representatives, parents, subsidiaries, affiliates, successors and assigns from and against any and all liabilities, obligations, losses, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Buyer's failure to fully perform and discharge the responsibilities of Seller (to the extent assumed as provided herein) with respect to the foregoing. Buyer further agrees to pay and discharge all such liabilities as they come due.

         1.5 Excluded Liabilities and Obligations. Buyer shall not be the successor to Seller, and except as expressly set forth in Section l.4 above, Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, Seller or any Affiliate (as defined below) of Seller or related to the Purchased Assets, the Business, the facilities from which the Business is or was conducted, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute, or otherwise all of which are retained by Seller (the "EXCLUDED LIABILITIES"). Without limiting the foregoing, the term "EXCLUDED LIABILITIES" shall include:

             (a) liabilities and obligations related to or arising from transactions with any Affiliate of Seller on or prior to the Closing Date;

             (b) liabilities and obligations for Taxes (as defined below) of any kind arising on or prior to the Closing Date;


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

             (c) liabilities and obligations for damage or injury (real or alleged) to person or property arising from the ownership, possession or use of any product manufactured, assembled, processed, treated, distributed, sold or serviced, directly or indirectly, or any service rendered by the Business in each case through the Closing Date, including any product liability and product warranty claims for products sold or services rendered on or prior to the Closing Date;

             (d) liabilities and obligations to employees, including those for accident, disability, health (including unfunded medical liabilities) and worker's compensation insurance or benefits, and all other liabilities and obligations to employees arising from events or occurrences through the Closing Date;

             (e) liabilities and obligations arising from or relating to claims or liabilities for benefits or pay under any employee benefit plan not being assumed by Buyer in accordance with Article VI or under any compensation policy, individual employment contract or collective bargaining agreement, or any severance payment, including those related to any alleged termination of employment solely as a result of the transactions contemplated hereby;

             (f) liabilities and obligations for expenses, Taxes or fees incurred by Seller, incidental to the preparation of this Agreement, preparation or delivery of materials or information requested by Buyer, and the consummation of the transactions contemplated hereby, including all broker, counsel and accounting fees and transfer Taxes;

             (g) liabilities and obligations relating to or arising from litigation or any other disputes with third parties, if any, pending at the Closing or, to the knowledge of Seller, threatened, on or prior to the Closing Date, including those matters set forth on Schedule 4.24;

             (h) liabilities and obligations due to products sold or services rendered by Seller or any of its predecessors or Affiliates on or prior to the Closing Date with respect to patent, trademark or copyright litigation or disputes, including actions for infringement;

             (i) liabilities and obligations arising from or in connection with any administrative ruling or other order, stipulation or decree of any Federal, state or local agency, or the violation of any Federal, state or local Law;

             (j) liabilities and obligations relating to the operation prior to Closing of the facilities of the Business or any other real property, buildings, improvements or other premises utilized by Seller and its Affiliates, including liabilities arising from any Environmental Laws (as defined below);

             (k) liabilities and obligations to any of Seller's, officers or stockholders;

             (l) liabilities and obligations relating to indebtedness for borrowed money or accounts payable or guarantees of the obligations or liabilities of Seller or any of its Affiliates or other persons;

             (m) liabilities and obligations relating to or arising from any expense (including court costs, amounts paid in settlement, judgments, damages (including enhanced



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

damages, punitive damages, and attorney fee awards), attorneys' fees or other expenses for investigating and defending) relating to or arising from any claim by Henry Orlosky or Tool Research Company or any of their affiliates in connection with the ownership of or right to use any intellectual property associated with the License Agreement dated December 15, 1999 by and between Jay Marlin, D. M. D. and Seller;

             (n) liabilities and obligations related to Excluded Assets; and

             (o) all other liabilities and obligations related to the operation of the Business prior to Closing.

Seller and the Stockholders, shall, jointly and severally, forever defend, indemnify and hold harmless Buyer, its officers, directors, agents, representatives, parents, subsidiaries, affiliates, successors and assigns from and against any and all liabilities, obligations, losses, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and attorneys' fees) related to or arising from any and all Excluded Liabilities or related to or arising from the conduct of the Business prior to the Closing Date. Seller and the Stockholders, further agree to pay and discharge all such liabilities and obligations as they become due.

         1.6 Nonassignable Contracts.

             (a) To the extent that the assignment by Seller of any sales order, purchase order, lease or other contract included in the Assumed Liabilities or Purchased Assets is not permitted without (i) the consent of the other party to the contract, (ii) the approval of Buyer as a source of the products or services called for by such contract or (iii) the approval of Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular contract or order (or class thereof), Seller shall use its best efforts to obtain any and all such consents, approvals and novations before and after Closing.

             (b) If any necessary consent, approval or novation is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such contract, lease or order as if such consent, approval or novation had been obtained, including subleases from Seller and, undertakings by Buyer of the work necessary to complete contracts as the agent of Seller with the understanding that Seller shall then invoice the customer for services rendered and promptly remit the amount of the receivable to Buyer. Nothing herein shall excuse Seller from responsibility for any of their representations and warranties or covenants hereunder.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 Consideration for Purchased Assets. The aggregate consideration to be paid for the Purchased Assets shall be as follows:


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

             (a) Six Million Two Hundred Twenty Five Thousand Dollars ($6,225,000) (the "PURCHASE PRICE"). The Purchase Price is subject to the adjustments as set forth in Section 2.3 and Section 2.4; and

             (b) the assumption of the Assumed Liabilities.

         2.2 Payment of the Purchase Price. At Closing, Buyer shall:

             (a) pay Seller Five Million Seven Hundred Twenty Five Thousand Dollars ($5,725,000) in immediately available funds; and

             (b) deposit Five Hundred Thousand Dollars ($500,000) (the "ESCROW AMOUNT") with J.P. Morgan Trust Company, National Association (the "ESCROW AGENT") pursuant to the terms of the Escrow Agreement, in substantially the form attached hereto as Attachment I (the "ESCROW AGREEMENT").

         2.3 Post-Closing Adjustment Working Capital.

             (a) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a balance sheet of the Business as of the Closing Date (the "CLOSING DATE BALANCE SHEET") and the resulting calculation of the Working Capital (as defined below). In connection therewith, from and after Closing, Buyer shall provide Seller and its representatives with reasonable access to all records and work papers necessary to compute and verify the Closing Date Balance Sheet. The Closing Date Balance Sheet as delivered to Seller shall be final and binding on the parties for purposes of determining the Working Capital unless, within thirty (30) days after delivery to Seller, Seller shall deliver to Buyer a Dispute Notice (as defined below). After delivery of a Dispute Notice, Seller and Buyer shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within ten (10) business days after delivery to Buyer of the Dispute Notice, the dispute shall be submitted to the Independent Auditor (as defined below). The Independent Auditor shall be directed to issue a final and binding decision within thirty
(30) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. The Closing Date Balance Sheet and the resulting calculation of the Working Capital, as so adjusted by agreement or by the Independent Auditor (if required), shall be final and binding on the parties. "WORKING CAPITAL" shall mean the amount equal to the total current assets less the total current liabilities but excluding any Excluded Assets and Excluded Liabilities of the Business as of the Closing Date calculated in accordance with U.S. generally accepted accounting principles consistently applied and applied on a basis consistent with the Financial Statements (as defined below) ("GAAP"); provided, however, that (i) all inventories are at levels adequate and not excessive in relation to the circumstances of the Business and are at levels commercially reasonable based on the historical sales of Seller and Spartan and (ii) at least $100,000 of the Working Capital consists of cash. A sample calculation of Working Capital is attached hereto as Schedule 2.3.

             (b) In connection with the Closing Date Balance Sheet, a "DISPUTE NOTICE" shall mean a written notice from Seller indicating disagreement with the Closing Date Balance Sheet and summarizing the items in dispute. The "INDEPENDENT AUDITOR" shall mean a national



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

public accounting firm with no material relationship to either of the parties or their respective affiliates chosen by agreement of the parties, or if they are unable to agree, shall mean a national firm with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor. The full force and effect of the representations and warranties shall in no way be diminished by the adjustment to the Purchase Price pursuant to the Closing Date Balance Sheet.

             (c) To the extent the Working Capital is less than One Million Seven Hundred Thousand Dollars ($1,700,000), Seller shall pay Buyer an amount equal to the difference between One Million Seven Hundred Thousand Dollars ($1,700,000) and the Working Capital within five (5) business days after the final determination of the Closing Date Balance Sheet and the resulting calculation of the Working Capital.

             2.4 Earn-out Payment.

         (a) To the extent that EBIT (as defined below) of the Business during the Measurement Period for calendar year 2004 or 2005 is greater than the applicable EBIT Target (as defined below), Buyer shall pay to Seller the Earn-out Payment (as defined below) for such year. Notwithstanding the foregoing, the maximum aggregate Earn-out Payment for calendar years 2004 and 2005 shall not exceed $2,000,000. A sample calculation of the Earn-out Payment is attached hereto as Schedule 2.4.

                  (i) The "EARN-OUT PAYMENT" shall be determined by multiplying

                    (1) the amount that EBIT during a Measurement Period is greater than the EBIT Target, if any; by

                    (2)  seven (7).

                  (ii) "EBIT" shall mean net income of Buyer determined in
             accordance with GAAP applied on a consistent basis by Buyer excluding (a) interest expense, interest income, and income taxes
             (b) any initial and subsequent adjustments to the basis of the assets, liabilities and net income of Buyer resulting from the application of Purchase Accounting by Buyer and (c) any management fees charged to Buyer by Young Innovations, Inc., parent of Buyer. "PURCHASE ACCOUNTING" shall mean Buyer's application to its business of Statement of Financial Accounting Standards No. 141 - Business Combinations, and related interpretive accounting literature. In addition, any item of loss, expense or deduction that under GAAP would otherwise reduce EBIT during any Measurement Period (an "EBIT REDUCTION"), shall not be taken into consideration in the determination of EBIT for such Measurement Period, but only to the extent such item gives rise to an indemnification claim pursuant to Article X herein, which is either (A) paid in full prior to the end of such Measurement Period for calendar year 2004 and 2005 or (B) for which there are adequate funds in escrow pursuant to the Escrow Agreement taking into account all pending indemnification claims of Buyer as of the end of such Measurement Period for calendar year 2004 and 2005.


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

                  (iii) "EBIT TARGET" means for the applicable Measurement
             Period (A) for calendar year 2004 $1,815,000 and (B) for calendar year 2005 the greater of (I) $1,815,000 or (II) the EBIT for calendar year 2004 as finally determined herein.

                  (iv) "MEASUREMENT PERIOD" means January 1 through December 31 for each of 2004 and 2005.

             (b) Within ninety (90) days after each Measurement Period for calendar year 2004 and 2005, Buyer shall deliver to Seller its calculation of EBIT for such Measurement Period. In connection therewith, Buyer shall provide Seller and its representatives with reasonable access to all records and work papers necessary to compute and verify the EBIT calculation. Such EBIT calculation shall be final and binding on the parties for purposes of determining the Earn-out Payment unless, within thirty (30) days after delivery to Seller, Seller shall deliver to Buyer an Earn-out Dispute Notice (as defined below). After delivery of an Earn-out Dispute Notice, Seller and Buyer shall promptly negotiate in good faith with respect to the subject of the Earn-out Dispute Notice, and if they are unable to reach an agreement within ten (10) business days after delivery to Buyer of the Earn-out Dispute Notice, the dispute shall be submitted to the Independent Auditor. The Independent Auditor shall be directed to issue a final and binding decision within thirty (30) days of submission of the Earn-out Dispute Notice, as to the issues of disagreement referred to in the Earn-out Dispute Notice and not resolved by the parties. The EBIT and the resulting calculation of the Earn-out Period, as so adjusted by agreement or by the Independent Auditor (if required), shall be final and binding on the parties. In connection with EBIT and the calculation of the Earn-out Payment, an "EARN-OUT DISPUTE NOTICE" shall mean a written notice from Seller indicating disagreement with the EBIT calculation and summarizing the items in dispute. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor.

             (c) Buyer shall pay the Earn-out Payment, if any payment is owed, within five (5) business days after the final determination of EBIT and the resulting calculation of the Earn-out Payment. The Earn-out Payment, if any payment is owed, shall also include an interest payment, which interest payment shall be equal to the amount of interest that such Earn-out Payment would have earned from the Closing Date to the date of payment had it been part of the Escrow Fund (as defined in the Escrow Agreement) pursuant to the Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, if Buyer has an indemnification claim which arises after the end of the Measurement Period for calendar year 2004 and 2005 but prior to the time the Earnout Payment is due, pending at the time an Earn-out Payment is due and which is or could be an EBIT Reduction, the Earn-Out Payment shall not be paid to Seller until the final resolution of such claim, unless otherwise agreed to by the parties.

         2.5 Allocation of Purchase Price. Within 60 days of the Closing, Buyer shall prepare and deliver to Seller a schedule allocating the Purchase Price and Assumed Liabilities among the Purchased Assets (the "ALLOCATION SCHEDULE"). The Allocation Schedule shall constitute the definitive schedule allocating the Purchase Price and Assumed Liabilities among the Purchased Assets, unless Seller shall deliver to Buyer a written objection to the Allocation Schedule within 10 days after the delivery by Buyer to Seller of the Allocation Schedule, pursuant to which Buyer and Seller shall negotiate in good faith to finalize the Allocation Schedule in a manner



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

reasonably acceptable to both parties. If the parties cannot agree on the Allocation Schedule, the Independent Auditor shall determine the final Allocation Schedule pursuant to Section 2.3(b). Buyer and Seller, agree to complete and file Form 8594, and any other required reports in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with their respective federal income tax returns for the tax year in which the Closing Date occurs (and any amended Form 8594, if necessary) in accordance with the Allocation Schedule.

         2.6 Other Transactions. Simultaneously with the execution and consummation of this Agreement, Buyer, Spartan and the stockholders listed therein will enter into and consummate the Spartan Agreement.

                                  ARTICLE III

                         CLOSING AND TRANSFER OF ASSETS

         3.1 Closing. The transfer of assets contemplated by this Agreement (the "CLOSING") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606-5096 on the date hereof, commencing at 9:00 a.m., local time, such date being hereinafter referred to as the "CLOSING DATE." Upon consummation, the Closing shall be deemed to take place as of the opening of business on the Closing Date.

         3.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

             (a) Trademark Assignments in substantially the forms attached hereto as Attachment II;

             (b) assignments and consents to assignment with respect to all of the Assumed Contracts;

             (c) payoff and release letters from creditors of Seller together with UCC-3 termination statements with respect to financing statements filed against the Business or any of the Purchased Assets;

             (d) certificate of active status for Seller, certified by the Secretary of State of its jurisdiction of incorporation and the jurisdiction where the Business is qualified to do business as of a recent date prior to the Closing Date;

             (e) certified charter of Seller as of a recent date;

             (f) any third-party consents required to consummate the transactions contemplated hereby;

             (g) tax clearance certificate for the state of Missouri for Seller as of a recent date; and

             (h) such other instruments, agreements or documents as may be reasonably requested by Buyer to carry out the transactions contemplated hereby.


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

At Closing, Seller, shall take all steps necessary to place Buyer in actual possession and operating control of the Business and the Purchased Assets.

         3.3 Deliveries by Buyer. At Closing, Buyer shall deliver the following:

             (a) certified or bank cashier's check or wire transfer in the aggregate amount of Five Million Seven Hundred Twenty Five Thousand Dollars ($5,725,000) to the account of Seller as set forth in Schedule 3.3;

             (b) wire transfer to the Escrow Agent, in the aggregate amount of Five Hundred Thousand Dollars ($500,000); and

             (c) such other instruments, agreements or documents as may be reasonably requested by Seller or appropriate to carry out the transactions contemplated hereby.

         3.4 Closing Agreements. At Closing, the parties shall execute, acknowledge and deliver the following:

             (a) the Escrow Agreement;

             (b) General Assignment, Bill of Sale and Assumption of Liabilities in substantially the form attached hereto as Attachment III (the "BILL OF SALE");

             (c) Assignment of Lease for each parcel of real property subject to a Real Estate Lease in substantially the form attached thereto as Attachment IV;

             (d) the Employment Agreement between Buyer and Richard Maheu, in substantially the form attached hereto as Attachment V (the "EMPLOYMENT AGREEMENT");

             (e) the Letter of Understanding regarding services in the form attached hereto as Attachment VI (the "LETTER OF UNDERSTANDING REGARDING SERVICES");

             (f) the Distribution Agreement in the form attached hereto as Attachment VII (the "DISTRIBUTION AGREEMENT");

             (g) the Spartan Agreement; and

             (h) such other instruments, agreements or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

         3.5 Title; Risk of Loss. Legal title and risk of loss with respect to the Purchased Assets shall not pass to Buyer (or its designated affiliate) until the Purchased Assets are transferred at Closing. If prior to the Closing any of the Purchased Assets are destroyed or damaged by fire or other casualty, Buyer may, at its option, (a) include an amount equal to a mutually agreed upon cost of completing the replacement or repair of such property as a deduction in the calculation of the Purchase Price or (b) if the estimated cost of such replacement or repair exceeds $100,000, terminate this Agreement.


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

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                              AND THE STOCKHOLDERS

         Seller and the Stockholders, jointly and severally, hereby represent and warrant to Buyer as of the Closing Date, as set forth below:

         4.1 Authority. Seller and the Stockholders have full capacity, right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All acts or proceedings required to be taken by Seller and the Stockholders to authorize the execution, delivery and performance of this Agreement, the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

         4.2 Validity. This Agreement has been, and the documents to be delivered, by Seller and the Stockholders, at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Seller and the Stockholders, enforceable in accordance with their terms. The execution and delivery of this Agreement, the documents to be delivered at Closing and the consummation of the transactions contemplated hereby and thereby will not result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any indebtedness or other obligation of the Business, the Purchased Assets or the Stockholders and are not prohibited by, do not violate or conflict with any provision of, do not constitute a default under or a breach of and do not impair any rights under (a) the charter or by laws of Seller, (b) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Seller or any Stockholder is a party or by which Seller or any Stockholder or the Business or any of their assets are bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any federal, state or local law, rule, regulation, judgment, code, ruling, statute, order, act, decree, ordinance or other requirement (collectively, "LAWS") applicable to Seller, the Stockholders, the Business or the Purchased Assets. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by Seller or any Stockholder of this Agreement, the documents to be delivered at Closing or the consummation by Seller or the Stockholders of the transactions contemplated hereby and thereby, except as set forth on Schedule 4.2.

         4.3 Due Organization. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged. Seller is duly licensed, registered and qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification. Schedule
4.3 sets forth each state or other jurisdiction in which Seller is licensed or qualified to do business. Seller has delivered to Buyer an accurate, correct and complete copy of its charter and by-laws and each agreement, trust, proxy or other arrangement among its stockholders.

             (b) The books of account and other financial records of the Business and Seller are accurate, correct and complete and have been maintained in accordance with good business practices. The minute books of Seller contain accurate, correct and complete records of all meetings and accurately reflect all material corporate action of the stockholders and directors and any committees of the Board of Directors of Seller.

         4.4 Subsidiaries. Seller does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity.

         4.5 Transactions with Affiliates. Since December 31, 2002, there have not been any dividends or other distribution of assets by Seller which have been declared or effected. Except as set forth in Schedule 4.5, no Affiliate:

             (a) owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, association or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Business;

             (b) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, Seller or the Business;

             (c) has any interest in or owns any property or right used in the conduct of the Business;

             (d) is a party to any contract, lease, agreement, arrangement or commitment used in the Business; or

             (e) received from or furnished to the Business any goods or services.

The term "AFFILIATE" shall mean (i) any Stockholder and any officer, director or stockholder of Seller and any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any Stockholder, officer, director or stockholder of Seller or (ii) any corporation, partnership, trust or other entity in which Seller, any Stockholder or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

         4.6 Financial Statements. The financial statements of the Business for the two years ended December 31, 2002 and the ten (10) months ended October 31, 2003 attached hereto as Schedule 4.6 (collectively, the "FINANCIAL STATEMENTS") are (a) accurate, correct and complete in all material respects, (b) in accordance with the books of account and records of Seller, and (c) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated. The books of account and other records (financial and otherwise) of Seller and the Business are complete and correct and are maintained in accordance with good business practices and are accurately reflected on the Financial Statements. Schedule 4.6 sets forth all outstanding debt of Seller for borrowed money and all outstanding equipment and capital leases of Seller as of the Closing Date.

         4.7 Interim Change. Except as set forth in Schedule 4.7, since December 31, 2002, Seller has operated the Business only in the ordinary course, consistent with past practices, and there has not been:

             (a) any adverse change in the financial condition, assets, liabilities (fixed or contingent), personnel, prospects or business affairs of Seller or the Business or in its relationships with suppliers, vendors, customers, lessors, employees or others (in each case, as a group or class) nor has there occurred any event or condition which could reasonably be expected to have such an effect;

             (b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or assets of Seller;

             (c) any forgiveness, cancellation or waiver of any rights of Seller;

             (d) any disposition of assets of Seller, other than sales of inventory in the ordinary course of business on terms consistent with past practice;

             (e) any increase in the compensation or benefits payable or to become payable by Seller (other than for general increases applicable to most employees in an amount consistent with past practice);

             (f) any declaration, authorization or payment of dividends or distributions to the Stockholders;

             (g) any issuance or repurchase by Seller of any shares of its capital stock;

             (h) any grant by Seller of any option to purchase shares of capital stock;

             (i) any change in credit practices as to customers of the Business;

             (j) any incurrence of any security interest, lien, charge, encumbrance or claim on, or any material damage or loss of $10,000 or more to, Seller or the Business; or

             (k) any event or condition of any character materially adversely affecting the Business or assets of Seller which has not been disclosed to Buyer in the other Schedules to this Agreement.

Since December 31, 2002, neither Seller nor the Business has incurred or become subject to, or agreed to incur or become subject to, any liability or obligation, contingent or otherwise, except current liabilities and contractual obligations in the ordinary course of business and in amounts consistent with past practices. Except as set forth in Schedule 4.7, since December 31, 2002, there has not been any agreement, commitment or understanding by Seller or the Stockholders to do any of the foregoing.

         4.8 Accounts Receivable. Schedule 4.8 sets forth accurate, correct and complete aging of all outstanding accounts receivable included in the Purchased Assets (the "ACCOUNTS RECEIVABLE") as of the Closing Date. Except as set forth on Schedule 4.8, all outstanding

Accounts Receivable are and will be on the Closing Date due and valid claims against account debtors for goods or services delivered or rendered, collectible in full in accordance with their respective terms and subject to no defenses, offsets or counterclaims, except as reserved against on the Closing Date Balance Sheet. All Accounts Receivable arose in the ordinary course of business. Except as set forth on Schedule 4.8, no Accounts Receivable are subject to prior assignment, claim, lien or security interest. Except as accrued on the October 31, 2003 balance sheet of Seller, Seller has no liability for any refunds, liability allowances or returns in respect of products manufactured, processed, distributed or sold by or for the account of Seller on or prior to the Closing Date. Where Accounts Receivable arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of Seller have been properly filed and recorded except where failure to do so would not have an adverse effect on the collectibility and value of the Accounts Receivable in the aggregate. Schedule
4.8 contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which Seller has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of Accounts Receivable, with the names of all persons authorized to draw or borrow thereon or to obtain access thereto.

         4.9 Inventory. All inventories reflected on the Financial Statements delivered to Buyer are, except as reserved against on the October 31, 2003 balance sheet of Seller, (a) properly valued at the lower of cost or market value as described in the Financial Statements; (b) of good and merchantable quality and contain no material amounts that are not salable and usable for the purposes intended in the ordinary course of the Business and meet the current standards and specifications of the Business and are not obsolete; (c) in conformity with warranties customarily given to purchasers of like products; and
(d) at levels adequate and not excessive in relation to the circumstances of the Business and which are at levels commercially reasonable based on the historical sales of Seller. All inventories disposed of subsequent to December 31, 2002, have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

         4.10 Insurance. Schedule 4.10 sets forth an accurate and complete list and summary description (including name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self insurance programs, and fiduciary or fidelity bonds related to the Business and the Purchased Assets ("INSURANCE"). To Seller's and the Stockholders' knowledge, all Insurance has been issued by financially sound insurance companies under valid and enforceable policies or binders for the benefit of Seller and all such policies or binders are in full force and effect and in such types and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business. Except as set forth on Schedule 4.10, there are no pending or asserted claims against any Insurance as to which any insurer has denied liability or reserved rights, and there are no claims under any Insurance that have been disallowed or improperly filed within the last three fiscal years for which the Business may be liable. Schedule 4.10 sets forth the claims experience for the last three full fiscal years and the interim period through the date hereof with respect to the Business (both insured and self insured). No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by Seller within the last three fiscal years. Neither Seller nor the Stockholders has any knowledge of any facts or the occurrence of any event which (a) reasonably might form the basis of any claim against Seller relating to the conduct or operations of the Business and which will materially increase the insurance premiums payable under any insurance, (b) otherwise could reasonably be expected to increase the insurance premiums payable under any insurance, (c) reasonably could be expected to lead to a retroactive premium adjustment, or (d) reasonably would not be covered by insurance but for which the Business reasonably might be liable.

         4.11 Title to Assets. Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets. Except as set forth on Schedule 4.11 none of the Purchased Assets which Seller purports to own are subject to (a) any title defect or objection; (b) any contract of lease, license or sale; (c) any security interest, mortgage, pledge, lien, charge or encumbrance of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, except those disclosed in the Financial Statements; (d) any royalty or commission arrangement; or (e) any claim, covenant or restriction. The Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted), are not obsolete, are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the Business as presently conducted. The Purchased Assets will furnish Buyer with all of the capacity and rights to manufacture, produce, develop, use, sell, distribute, install and service the products and to perform the same services in the same manner as presently being manufactured or performed by Seller. Schedule
4.11 sets forth an accurate, correct and complete list of all depreciable assets included in the Purchased Assets.

         4.12 Real Estate. (a) Schedule 4.12(a) sets forth the street addresses of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) used or to be used in the operations of the Business (such parcels of real property and all improvements, facilities and fixtures thereon, are referred to herein collectively as the "REAL ESTATE"), and, for each parcel of Real Estate leased or subleased by Seller, Schedule 4.12(a) shall also include identification of the lease or sublease, and a list of all contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such real property or any interest therein to which Seller is a party or by which any of their interests in real property is bound (collectively, the "REAL ESTATE LEASES"). Seller has been in peaceable possession of the premises covered by each Real Estate Lease since the commencement of the original term of such Real Estate Lease. Seller has delivered to Buyer accurate, correct and complete copies of each Real Estate Lease. At the Closing, Seller shall deliver to Buyer any consents or approvals of any parties required in connection with the transactions contemplated hereby with respect to the Real Estate Leases listed on Schedule 4.12(a). Except as set forth on Schedule 1.3, Seller does not own any real property used in connection with the Business.

             (b) With respect to each parcel of Real Estate: (i) there are no pending or, to the knowledge of Seller or the Stockholders, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) all improvements, buildings and systems on any such parcel are in good operating condition, normal wear and tear excepted, and are safe for their current occupancy and use; (iii) except as set forth on Schedule 4.12(b), there are no contracts relating to service, management or similar matters to which Seller or the Stockholders is a party which affect any such parcel; (iv) Seller has not received any notice of any special tax, levy or assessment for benefits or betterments that affect any parcel of the Real Estate and, to the knowledge of Seller or the Stockholders, no such special taxes, levies or assessments are pending or contemplated; (v) there are no contracts granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Seller) in possession of any such parcel; (vi) all facilities located on each such parcel are supplied with utilities and other services necessary for their operation or use, all of which services are adequate in accordance with all applicable Laws; and (vii) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Seller or the Stockholders, threatened termination of such access.

         4.13 Personal Property Leases. Schedule 4.13 sets forth an accurate, correct and complete list of all leases or bailments of personal property used in the Business (the "PERSONAL PROPERTY LEASES"). Seller has been in peaceable possession of the property covered by each Personal Property Lease since the commencement thereof. Seller has delivered to Buyer an accurate, correct and complete copy of each Personal Property Lease.

         4.14 Intellectual Property. Schedule 4.14 sets forth an accurate, correct and complete list and summary description of all Intellectual Property. "INTELLECTUAL PROPERTY" means all patents, trademarks, trademark rights, trade names, trade styles, trade dress, trade secrets, logos, product designations, service marks, copyrights, know-how and applications for any of the foregoing utilized in the Business. During the preceding five (5) years, Seller has not been known by or done business under any name other than those listed in
Schedule 4.14. Schedule 4.14 sets forth an accurate, correct and complete list and summary description of all licenses and other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within ninety (90) days after Closing. Except as set forth in Schedule 4.14, (a) Seller is the sole and exclusive owner or has the sole and exclusive right to use the Intellectual Property in the endodontics field; (b) no action, suit, proceeding or investigation is pending or, to the knowledge of Seller or the Stockholders, threatened with respect to the Intellectual Property; (c) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or, to the knowledge of Seller or the Stockholders, is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) Seller has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property; (f) neither Seller nor the Stockholders have knowledge of any patent, invention or application therefor or similar property which would infringe upon any of the Intellectual Property or render obsolete or adversely affect the manufacture, processing, distribution or sale of products or services relating to the Business; (g) all items of Intellectual Property are properly registered under applicable Law; and (h) the Intellectual Property constitutes all such assets, properties and rights which are used in or necessary for the conduct of the Business as it is being conducted as of the date hereof. Except as set forth on
Schedule 4.14, all rights of Seller in and to the Intellectual Property are transferable to Buyer as contemplated herein without any consent or other approval which has not been obtained. To the knowledge of Seller and the Stockholders, the operation of the Business by Buyer after the Closing in the manner and geographic areas in which the Business is currently conducted by Seller will not interfere with or infringe upon any patent or trademark or any intellectual property right of others. Neither Seller nor the Stockholders is subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, or has entered into or is a party to any contract which restricts or impairs the use of any Intellectual Property.

         4.15 Trade Secrets. Except as set forth on Schedule 4.15, all information in the nature of know how, trade secrets or proprietary information which provides Seller with an advantage over competitors who do not know or use it, including formulae, patterns, molds, tooling, inventions, industrial models, processes, designs, devices, engineering data, cost data, compilations of information, copyrightable material and technical information, if any, relating to the Business (the "TECHNICAL INFORMATION"):

             (a) is owned solely and exclusively by Seller, and Seller is solely responsible for the development of such Technical Information;

             (b) is documented and readily usable by Buyer; and

             (c) has been subject to Seller's reasonable precautions to protect the secrecy of all Technical Information and prevent disclosure to unauthorized parties.

All Technical Information and any copies thereof shall be delivered to Buyer at Closing. Neither Seller nor the Stockholders have knowledge of any violation of any trade secret rights with respect to Seller's operation of the Business.

         4.16 Customers and Suppliers. All contracts or agreements with customers and suppliers of the Business were entered into by or on behalf of Seller in the ordinary course of business at usual and normal quantities, prices and terms. Schedule 4.16 sets forth an accurate, correct and complete list of the 15 largest customers and 10 largest suppliers of the Business, determined on the basis of revenues from items sold (with respect to customers) or costs of items purchased (with respect to suppliers) for each of the two (2) fiscal years ended December 31, 2002. Neither Seller, nor the Stockholders have any reason to believe that any customer or supplier will cease to do business or materially reduce their business with Seller after, or as a result of, the consummation of any transactions contemplated hereby or that any customer or supplier is threatened with bankruptcy or insolvency. Seller does not know of any fact, condition or event which would adversely affect its relationship with any customer or supplier. Since December 31, 2002, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.

         4.17 Employees.

             (a) Contracts. Schedule 4.17 sets forth an accurate, correct and complete list and summary description of all agreements, arrangements or understandings, written or oral, with the officers, directors and employees of the Business regarding services to be rendered, terms and conditions of employment, compensation, bonus, commission, profit sharing, stock options, severance, termination, golden parachute or other similar agreements (the "EMPLOYMENT CONTRACTS").

             (b) Compensation. Seller has provided to Buyer an accurate, correct and complete list of all employees of the Business, including name, title or position, the present annual compensation (including bonuses, commissions and deferred compensation) and years of service. Schedule 4.17 sets forth an accurate, correct and complete list of each employee who may become entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise, and the estimated amounts of such payments. Except as set forth on
Schedule 4.17, since December 31, 2002, Seller has not (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including any severance or termination pay, to any present or former officer or employee, (ii) made any general wage or salary increases or (iii) increased or altered any other benefits or insurance provided to any employee. No employee of the Business is eligible for payments that would constitute "PARACHUTE PAYMENTS" under Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE").

             (c) Labor Relations. There are no controversies pending or, to the knowledge of Seller and the Stockholders, threatened involving any group of employees. Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened. None of the current employees of Seller are members of a union or subject to any collective bargaining agreement. No union organizing or election activities involving any nonunion employees of Seller are in progress or threatened. Neither Seller nor the Stockholders are aware of any reason why any employee of Seller would not continue employment after consummation of the transactions contemplated hereby.

             (d) Other Employment Matters. Except as set forth on Schedule 4.17 the Business is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by any appropriate governmental authority and has withheld and paid to the appropriate governmental authority or is holding for payment not yet due to such governmental authority all amounts required to be withheld from employees of the Business and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the Business has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iii) the Business is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice); (iv) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any governmental authority with respect to any persons currently or formerly employed by the Business; (v) Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; (vi) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to the Business;
(vii) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other governmental authority in any jurisdiction in which Seller has employed or currently employs any person; and (viii) there are no controversies pending or, to the knowledge of Seller or the Stockholders, threatened, between Seller and any of the

Business' respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic.

             (e) Breach of Noncompetition Agreements. To the knowledge of Seller or the Stockholders, no employees of the Business are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by Seller for the Business because of the nature of the Business conducted or presently proposed to be conducted or to the use of trade secrets or proprietary information of others.

         4.18 Employee Benefit Plans.

             (a) Benefit Plans. As used herein, the term "BENEFIT PLANS" includes "WELFARE PLANS" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "PENSION PLANS" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive, bonus, stock option, employee stock purchase or other compensation plans or arrangements, and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified, exclusive of multiemployer plans (as defined in Section 3(37) of ERISA), and maintained or contributed to by Seller or any other organization ("COMMON CONTROL ENTITY") which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) for the benefit of any of the employees of the Business. Schedules
4.17 and 4.18 set forth an accurate and complete list of each Benefit Plan maintained or contributed to by Seller or any other Common Control Entity, since August 1996 (each such plan referred to as a "SCHEDULED BENEFIT PLAN"). Except as set forth in Schedule 4.18, Seller has delivered to Buyer accurate and complete copies of (i) each Scheduled Benefit Plan (or, in the case of any unwritten Scheduled Benefit Plans, descriptions thereof) and any amendments thereto exclusive of terminated Employment Agreements, (ii) the three most recent annual reports on Form 5500 and attached Schedule B (including any related actuarial valuation reports), if any, filed with the Internal Revenue Service with respect to any Benefit Plan being assumed by Buyer in accordance with Article VI (if any such report was required), (iii) each trust agreement and insurance contract or group annuity contract (including any related certificates of coverage, riders, amendments and notices) relating to any Scheduled Benefit Plan, if any, (iv) each determination letter from the Internal Revenue Service, and each outstanding request for such a letter, on the tax qualified status of any Pension Plan that is intended to be qualified under
Section 401(a) of the Code and is a Scheduled Benefit Plan, if any, (v) each form of general notification to employees of their rights to continuation coverage under Sections 601 through 608 of ERISA for each Scheduled Benefit Plan and (vi) the most recent "SUMMARY PLAN DESCRIPTION" and all subsequent "SUMMARIES OF MATERIAL MODIFICATIONS" (all as defined in ERISA) for each Welfare Plan and Pension Plan. Seller and each Common Control Entity have never sponsored, contributed to, nor been obligated to contribute to, (A) an employee pension benefit plan that is subject to Title I, Subtitle B, Part 3 of ERISA (relating to "FUNDING") or a Benefit Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), or (B) a voluntary employees' beneficiary association ("VEBA").

             (b) Funding. All contributions to, and payments from, the Benefit Plans that have been required to be made in accordance with the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be timely made or, in the case of any Benefit Plan that is being assumed by Buyer in accordance with Article VI, properly accrued and reflected in the Financial Statements in accordance with GAAP.

             (c) Compliance With the Code and ERISA. Except as set forth in
Schedule 4.18, Seller, each Common Control Entity and each Benefit Plan (and any related trust agreement or annuity contract, if any, or any other funding instrument) comply currently, and have complied in the past, both as to form and operation, with the terms of each Benefit Plan and with the applicable provisions of the Code and ERISA and all other applicable laws, rules and regulations in all respects; and all necessary governmental approvals for the Benefit Plans have been obtained. Except as set forth in Schedule 4.18, the Benefit Plans that are Pension Plans have received determination or opinion letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Seller and the Stockholders, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

             (d) Administration. Except as set forth in Schedule 4.18, each Benefit Plan has been administered to date in compliance with its terms and the requirements of the Code and ERISA in all respects. The remaining provisions of this subparagraph (d) apply only to those Benefit Plans being assumed by Buyer in accordance with Article VI. Except as set forth in Schedule 4.18, all reports, returns, summaries, notices and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 4.18, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, nor, to the knowledge of Seller and the Stockholders, are there any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding. Seller's financial statements reflect all of Seller's employee benefit liabilities in a manner satisfying the requirements of FAS 35, 87, 88, 112 and 132. No event has occurred and no condition exists under any Benefit Plan that would subject Seller or any Common Control Entity to any tax under Code Sections 4971, 4972, 4976, 4977, 4978, 4979, 4979A, 4980, 4980B,
4980C, 4980D and 4980E or to a fine under ERISA Section 502(c). Except as set forth in Schedule 4.18, there are no leased employees (as defined in Section 414(l) of the Code) that must be taken into account under any Benefit Plan.

             (e) Prohibited Transactions. No "PROHIBITED TRANSACTION" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan being assumed by Buyer in accordance with Article VI and which could subject Seller, any Common Control Entity or any of their employees, or a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of

ERISA. Neither Seller nor any Common Control Entity nor any trustee, administrator or other fiduciary of any such Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject Seller or any Common Control Entity to any liability for breach of fiduciary duty under ERISA or any other applicable law.

         4.19 Licenses and Permits. Schedule 4.19 contains an accurate, correct and complete list and summary description of each license, permit, certificate, approval, exemption, franchise, registration, variance, accreditation or authorization currently issued to Seller and used in the Business or that are known by Seller or the Stockholder to be required in the future (collectively, the "LICENSES AND PERMITS"). The Licenses and Permits are valid and in full force and effect and there are not pending, or, to the knowledge of Seller and the Stockholders, threatened, any proceedings which could result in the termination, revocation, modification, limitation or impairment of any License or Permit. Seller has not received any notices relating to the withdrawal of any such Licenses or Permits or requiring any modification of a product in order to preserve any such approval. Seller has all licenses, permits, certificates, approvals, franchises, registrations, accreditations and other authorizations as are necessary or appropriate to own and conduct the Business as it is presently conducted and to own, occupy and lease their real property. To Seller's and the Stockholders' knowledge, no third party has asserted that any other licenses, permits, certificates, approvals, franchises, registrations, accreditations and other authorizations are required. Except as set forth on Schedule 4.19, all Licenses and Permits will continue to be in full force and effect after the consummation of the transactions contemplated hereby. No violations have been recorded in respect of any Licenses and Permits, and there is no meritorious basis therefor.

         4.20 Material Contracts. Schedule 4.20 sets forth an accurate, correct and complete list of all instruments, commitments, agreements, arrangements and understandings related to the Business or the Purchased Assets to which Seller is a party or bound, or by which any of its assets are subject or bound, or pursuant to which Seller is a beneficiary (the "CONTRACTS"), meeting any of the descriptions set forth below (the "MATERIAL CONTRACTS"):

             (a) Real Estate Leases, Insurance, licenses of Intellectual Property, Technical Information, Employment Contracts, Benefit Plans and Licenses and Permits;

             (b) any contract for capital expenditures or for the purchase of goods or services in excess of $25,000;

             (c) any purchase order, agreement or commitment obligating Seller to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

             (d) any financing agreement or other agreement for borrowing money, any instrument evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $25,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability;

             (e) any joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits;

             (f) any contract with any government or any agency or instrumentality thereof;

             (g) any contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

             (h) any distribution, license or royalty agreement;

             (i) any power of attorney, proxy or similar instrument;

             (j) any contract for the purchase or sale of any assets of Seller (whether or not completed) other than in the ordinary course of business or granting an option or preferential rights to purchase or sell any assets;

             (k) any contract to indemnify any party or to share in or contribute to the liability of any party;

             (l) any contract containing covenants not to compete in any line of business or with any person in any geographical area;

             (m) any contract relating to the acquisition of a business or the equity of any other person (whether or not completed);

             (n) any contract relating to the purchase or sale of a portion of its requirements or output;

             (o) any other contract, commitment, agreement, arrangement or understanding related to the Business (other than those excluded by an express exception from the descriptions set forth in the subsections above) which provides for payment or performance by either party thereto having an aggregate value of $25,000 or more (unless terminable without payment or penalty on sixty
(60) days (or less) notice);

             (p) any proposed arrangement of a type that if entered into would be a Material Contract; and

             (q) any plan document, or related trust agreement or group insurance contract, under any of the Benefit Plans being assumed by Buyer as of the Closing Date in accordance with Article VI.

Accurate, correct and complete copies of each Material Contract have been delivered to Buyer. Each Contract is in full force and effect and is valid, binding and enforceable against Seller and to Seller's and the Stockholders' knowledge, the other parties to the Contract in accordance with its terms. Seller, and to Seller's and the Stockholders' knowledge the other parties to each Contract, has complied with all commitments and obligations on its part to be performed or observed under each Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Contract by Seller, or, to the knowledge of Seller and the Stockholders, by any other party. Seller has not received or given notice of an intention to cancel or terminate a Contract or to exercise or not exercise options or rights under a Contract. Seller has not received any notice of a default, offset or counterclaim under any Contract, or any other communication calling upon Seller to comply with any provision of any Contract or ascertaining noncompliance. Except as set forth on Schedule 4.20, none of the rights of Seller under any Contract will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Buyer after the Closing Date without the consent or agreement of any other party, including all rights to renew the applicable Contract. At Closing, Seller shall deliver to Buyer any consents or approvals of any parties required with respect to the assignment of the Assumed Contracts in connection with the transactions contemplated hereby. Seller has delivered accurate, correct and complete copies of each Contract to Buyer. Except as set forth on Schedule 4.20, no Contract permits or requires Seller (A) to obtain goods, services or benefits on terms substantially more favorable than fair market terms or (B) to provide goods, services or benefits on terms substantially less favorable than fair market terms. With respect to each Contract which is to be assigned to Buyer pursuant to the terms hereof, except as set forth on Schedule 4.20, Buyer will succeed to all the rights and benefits of Seller. Seller has not granted any powers of attorney with respect to the Business. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of a Contract, and Buyer will have and may enjoy and enforce all rights and benefits under each Contract in the same manner as if the transactions contemplated hereby were not consummated. There is no security interest, lien, encumbrance or claim of any kind on Seller's interest under any Contract.

         4.21 Taxes.

             (a) Filings. Each of Seller and any partnership or trust in which Seller directly or indirectly owns an interest (collectively, the "TAXPAYERS") have filed, been included in or sent, or will file, be included in or send, all returns, declarations and reports and all information returns and statements (collectively, "RETURNS") required to be filed or sent with respect to all foreign, federal, state, county, local and other taxes of every kind and however measured, including income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "TAXES") for any period beginning before and ending on or before the Closing Date and any period beginning before and ending after the Closing Date. As of the time of filing, the Returns correctly reflected, and Returns not yet filed as of the date hereof will correctly reflect, the income, business, assets, operations, activities and status of the relevant Taxpayers and any other information required to be shown thereon. Each Taxpayer has timely paid or made provision for all Taxes shown as due and payable on its Returns required to be filed or sent prior to the date hereof and will timely pay all Taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof. All required Tax estimates, deposits, prepayments and similar reports or payments for current periods have been properly made. No Taxpayer is delinquent in the filing of any Return or the payment of any Tax or has requested any extension of time within which to file any Return. Seller has delivered to Buyer accurate, correct and complete copies of all federal and state income Tax Returns of Seller for the last three (3) fiscal years.

             (b) Compliance. Seller has obtained all appropriate sales Tax exemption certificates for all sales made without charging or remitting a sales Tax. Each Taxpayer has withheld amounts from employees and others working in the Business, as required under applicable law, and has filed all Returns with respect to employee income Tax withholding and social security and unemployment Taxes in compliance with the tax withholding provisions of the Code and other applicable foreign, Federal, state or local Laws.

             (c) Disputes. There are no Tax liens on any Purchased Assets of any Taxpayer and no basis exists for the imposition of any such liens. No adjustment of or deficiency for any Tax or claim for additional Taxes has been proposed, asserted, assessed or to Seller's, and the Stockholders' knowledge threatened against any Taxpayer or any member of any affiliated or combined group of which any Taxpayer is or was a member for which Seller could be liable. No Taxpayer has any dispute with any taxing authority as to Taxes of any nature. There are no audit examinations being conducted or threatened, and there is no deficiency or refund litigation or controversy in progress or threatened, with respect to any Taxes previously paid by any Taxpayer or with respect to any Returns previously filed by or on behalf of any Taxpayer. Seller has not been included in any unitary, affiliated, combined or otherwise consolidated Returns filed by any person.

             (d) S Corporation Election. Seller, with the consent of the Stockholders, properly elected to be taxed as an "S corporation" under Section 1362 of the Code and any corresponding state or local Tax provision effective June 30, 1994. No such election has been terminated or revoked in any taxable year subsequent thereto.

         4.22 Product Warranty.

             (a) All products manufactured, processed, distributed, shipped or sold by Seller and any services rendered by them have been in conformity with all applicable contractual commitments, all expressed or implied warranties and all Laws. No liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor reflected in the October 31, 2003 balance sheet of Seller. All warranties are in compliance with all applicable Laws. Schedule 4.22 sets forth an accurate, correct and complete statement of all written warranties, warranty policies, service and maintenance agreements of the Business. No products heretofore manufactured, processed, distributed, sold, delivered or leased by Seller are now subject to any guarantee, warranty, claim for product liability, or patent or other indemnity, other than those set forth in Schedule 4.22. The product warranty reserves on Financial Statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which Seller and the Stockholders are now aware.

             (b) Seller warrants and represents to Buyer that all products developed, investigated, manufactured, processed, advertised or promoted, distributed, shipped or sold have been free from material defects, have complied with all applicable laws and regulations including State, Federal and International, have not been adulterated or misbranded in any manner within the meaning of the Federal Food, Drug and Cosmetic Act ("FD&C Act"), or the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA") and are not articles, which may not, under the provisions of the FD&C Act, be introduced into interstate commerce.

         4.23 Product Liability. Schedule 4.23 sets forth an accurate, correct and complete list and summary description of all existing claims, duties, responsibilities, liabilities or obligations arising from or alleged to arise from any injury to person or property or economic damage as a result of the ownership, possession or use of any product manufactured, processed, distributed, shipped or sold by Seller prior to the Closing Date. Except as set forth in Schedule 4.23, the Business will not be subject to any claim, expense, liability or obligation arising from any injury to person or property or economic damage as a result of ownership, possession or use of any product manufactured, processed, distributed, shipped or sold by Seller prior to the Closing Date. All such claims are adequately covered by product liability insurance in the amount of $2,000,000 or otherwise accrued on the October 31, 2003 balance sheet of Seller. There have been no recalls with respect to any products of the Business under the Consumer Product Safety Act, as amended, or under any other Law. To the knowledge of Seller and the Stockholders, no circumstances exist involving the safety aspects of the Business' products which would give rise to any obligation to report to any foreign, Federal, state or local agency.

         4.24 Legal Proceedings. Except as set forth in Schedule 4.24, Seller is not engaged in or a party to or to Seller's and the Stockholders' knowledge, threatened with any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration or other method of settling disputes or disagreements; and neither Seller nor the Stockholders knows, anticipates or has notice of any reasonable basis for any such action. Seller has not received notice of any investigation threatened or contemplated by any foreign, Federal, state or local governmental or regulatory authority, including those involving the safety of products, the working conditions of employees, the employment practices or policies of the Business, or compliance with environmental regulations. Except as set forth in Schedule 4.24, neither Seller, the Business nor any of the Purchased Assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

         4.25 Environmental Matters.

             (a) The ownership, use and operation by Seller and its predecessors of all real property and each facility used in the Business has been and on the Closing Date will be in compliance with all federal, state and local environmental and anti-pollution statutes, laws, ordinances, rules, standards, orders, moratoria and regulations, including the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Air Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Hazardous Material Transportation Act, as amended, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, the Oil Pollution Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, ("CERCLA") and the Occupational Safety and Health Act, as amended, any state or local counterpart thereof and all rules and regulations implementing any of the foregoing (collectively referred to as "ENVIRONMENTAL LAWS").

             (b) Except as set forth in Schedule 4.25, no action, suit, claim, demand, proceeding, investigation, complaint, arbitration or charge alleging failure to comply with, violation of or liability under any Environmental Laws (collectively, an "ENVIRONMENTAL CLAIM") has been made and Seller has not received any notice alleging an Environmental Claim and to the knowledge of Seller and the Stockholders, there is no meritorious basis therefor. Seller has not received a request for information pursuant to an Environmental Law. Except as set forth in Schedule 4.25, there has not been, and is not occurring, at any facility or site operated, or previously owned or operated, by Seller, any Release or threatened Release of any Hazardous Substance or petroleum, including crude oil or any fraction thereof, nor has such a Release occurred. Seller has not applied or disposed of any Hazardous Substance or petroleum, including crude oil or any fraction thereof, in any manner which may form the basis for any present or future Environmental Claim at any facility currently or previously owned or operated by Seller, site currently or previously owned or operated by Seller, location or body of water, surface or subsurface currently or previously owned or operated by Seller nor, to the knowledge of Seller and any Stockholders, has such an application or disposal occurred.

             (c) Seller has not ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance, Solid Waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location, which, pursuant to CERCLA or any similar state or local Law, (i) has been placed, or is proposed to be placed, on the National Priorities List or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect Removal or take Remedial Action.

             (d) Except as set forth in Schedule 4.25, there has not been any contamination of groundwaters, surface waters, soils or sediments, as a result of the manufacture, storage, processing, loss, leak, escape, spillage, disposal or other handling or disposition by or on behalf of Seller of any product or substance on or prior to the Closing Date in violation of Environmental Laws at any facility or site currently owned or operated by Seller or at any location previously owned or operated by Seller during Seller's ownership or operation of the facility or site.

             (e) Schedule 4.25 sets forth an accurate and complete list of all environmental audits or assessments or occupational health studies undertaken by or on behalf of Seller, a governmental agency with respect to Seller or its assets, employees, facilities, sites or other properties, the results of groundwater and soil testing, the results of underground fuel, water or waste tank tests and soil samples, notices of violations and orders with Federal, state or local governments on environmental matters, and OSHA citations.

             (f) Except as set forth in Schedule 4.25, there are no Hazardous Substances, Hazardous Wastes, Solid Wastes, tanks, containers, cylinders, drums or cans buried, stored or deposited in or on any real property facility or site currently or formerly owned or operated by Seller and no such materials were buried, stored or deposited on any real property, facility or site formerly owned or operated by Seller during Seller's ownership or operation of the real property, facility or site. There has not been located on or disposed of on any facility or site owned or operated by Seller during any period of such ownerships or operations, or, to the knowledge of Seller and the Stockholders, at any other time: any polychlorinated biphenyl; any compound or material containing any polychlorinated biphenyl; or any equipment, article or item using, containing, or made up in whole or in part of any polychlorinated biphenyl.

             (g) Schedule 4.25 lists all permits, certificates, approvals, authorizations, licenses and registrations required to own or operate the Business or any currently owned or operated facility or site under any Environmental Law ("ENVIRONMENTAL PERMITS"). Seller has all Environmental Permits and is in compliance with all terms and conditions thereof. All Environmental Permits are in full force and effect, and Seller has not received any notice alleging an Environmental Claim with respect thereto. Seller has not breached, defaulted under or violated any of the Environmental Permits.

             (h) Except as set forth in Schedule 4.25, no underground storage tanks, as defined in RCRA or under applicable state law, are present and in current use on any property currently operated by or on behalf of Seller at any location, and, to Seller's and the Stockholders' knowledge, no such tanks were previously abandoned or removed.

             (i) There is no environmental substance or other condition or use of any property at which Seller currently operates the Business, whether natural or manmade, which if used in compliance with all Environmental Laws poses a present or potential threat of damage to the health of persons, to property, to natural resources, or to the environment in violation of Environmental Laws.

As used in this Agreement, the terms "REMOVAL," "REMEDIAL ACTION," "FACILITY," "RELEASE," "HAZARDOUS SUBSTANCE," "HAZARDOUS MATERIALS," "NATIONAL PRIORITIES LIST," "HAZARDOUS WASTE" and "SOLID WASTE" shall have the same meaning as those terms are given in Environmental Laws.

         4.26 Absence of Undisclosed Liabilities. Except to the extent reflected on the balance sheet for the year ended December 31, 2002 or a Schedule attached hereto, the Business has no indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of the Business or the ownership, possession or use of the Purchased Assets through the Closing Date, other than in the ordinary course of its business on terms and conditions and in amounts consistent with past practices.

         4.27 Compliance with Law. The Business and the Purchased Assets conform in all respects to all applicable Laws. Seller has complied in all respects with all licensing requirements, decrees, awards, orders or the like applicable to the Business or its operations; and there is not and will not be any liability arising from or related to any violations thereof existing on or prior to Closing. To the knowledge of Seller and the Stockholders, there is no proposed or pending change in any Law which would adversely affect the Business. No notice from any governmental body or other person of any violation of any Law or requiring or calling attention to the necessity of any repairs, installation or alteration in connection with the Business has been served, and neither Seller nor the Stockholders knows of any basis therefor. Neither Seller nor any officer, agent or employee of Seller, nor, to the knowledge of Seller or the Stockholders, any other person acting on behalf of Seller, (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which Seller or any such officer, employee or other person should have known were not legal for the payee or the recipient of such services to receive, (c) has received any payments, services or gratuities which were not legal to receive or which Seller or such person should have known were not legal for the payor or the provider to make or provide, (d) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) has had any off-book bank or cash accounts or "SLUSH FUNDS", (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) has made payments or expenditures to obtain or retain business or obtain favorable treatment from vendors, other than the customary business entertainment.

         4.28 Software. Schedule 4.28 sets forth an accurate and complete list and summary description of all the Software (as defined below) owned, licensed or otherwise used by Seller. Schedule 4.28 identifies or describes (i) Software of or relating primarily to the Business which is owned by Seller; and (ii) Software of or relating primarily to the Business which is licensed to Seller by third parties. With respect to the Software:

             (a) all documentation for Software licensed to Seller is current (to the extent any third party owner supplies updated documentation to licensees), accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others; and

             (b) Seller owns all right, title and interest in the Software that is not designated as licensed free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others.

"SOFTWARE" means all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, object codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material and documentation and any and all licenses and copies thereof and rights thereto.

         4.29 Motor Vehicles. Except as set forth on Schedule 4.13, Seller does not own or lease any motor vehicles.

         4.30 Regulatory and Product Matters. Except as set forth on Schedule 4.30:

             (a) Seller has all licenses in connection with the products of the Business ("PRODUCT LICENSES") and establishment registrations in connection with the products of the Business ("ESTABLISHMENT REGISTRATIONS") necessary to manufacture and market the products of the Business in the United States and to perform contract manufacturing services under the Material Contracts included in the Purchased Assets. All such Product Licenses and Establishment Registrations are in full force and effect and are listed on Schedule 4.30. No such Product License or Establishment Registration contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except where such untruth or omission could not reasonably be expected to have a adverse effect on the Business or the Purchased Assets.

             (b) As to each product of the Business that is developed, manufactured, tested, distributed and/or marketed by Seller, and is subject to the FD&C Act, 21 U.S.C. ss.ss. 201 et seq., the U.S. Food and Drug Administration ("FDA") regulations ("FDA REGULATIONS") promulgated thereunder, or FDA's policies and guidelines, each such product is being developed, manufactured, tested, distributed and marketed in full compliance with all applicable requirements under the FD&C Act, FDA Regulations, and FDA policies and guidelines.

             (c) Each product of the Business that has been introduced into interstate commerce, or is being developed with the intent that it be so introduced, satisfies the statutory definition of "device" under the FD&C Act (21 U.S.C. ss. 201(h)). To the extent that any product of the Business does not meet the statutory definition of "device," said product(s) is being developed, manufactured, tested, distributed and marketed in full compliance with all applicable requirements under the FD&C Act, FDA Regulations, and FDA policies and guidelines.

             (d) For each product of the Business that has been introduced into interstate commerce, Seller timely and effectively obtained from FDA, to the extent applicable, the appropriate marketing authorization for the product, 21 U.S.C. ss. 360(k) (premarket notification) or 21 U.S.C. ss. 360e (premarket approval), based on (but not limited to) the classification of the device, 21 U.S.C. ss. 360c, and any related provisions under the FD&C Act, including (but not limited to) any applicable performance standards, 21 U.S.C. ss. 360d.

             (e) No product of the Business manufactured and/or distributed by Seller is adulterated within the meaning of the FD&C Act (21 U.S.C. ss. 351) or misbranded within the meaning of the FD&C Act (21 U.S.C. ss. 352).

             (f) No product of the Business manufactured and/or distributed by Seller is a "banned device" within the meaning of the FD&C Act, 21 U.S.C. ss. 360f.

             (g) Seller is duly registered as required by the FD&C Act, 21 U.S.C. ss. 360.

             (h) At no time has Seller failed to file with the FDA, when required to do so, any filings, declarations, listings, registrations, reports, notices or submissions of any kind, all such filings, declarations, listings, registrations, reports, notices or submissions of any kind were timely and otherwise in compliance with all applicable laws, regulations, policies and guidelines when filed and no deficiencies have been asserted by the FDA with respect to any such filings, declarations, listings, registrations, reports, notices or other submissions.

             (i) Except as specifically identified on Schedule 4.30, Seller has not received any material notice or other communication from the U.S. Department of Justice ("DOJ") or the FDA, such as a Warning Letter, Notice of Violation Letter, Cyber Letter, Form FDA 483 or Establishment Inspection Report, contesting the uses of or the labeling or promotion of any products of the Business or otherwise alleging any material violation by Seller of any Law applicable to any of the products or products under investigation.

             (j) Neither Seller, nor, to the knowledge of Seller and the Stockholders, any officer, employee or agent of Seller, has ever made an untrue statement of material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to conclude that such disclosure was false or misleading in any regard.

             (k) No product of the Business is under consideration for or has been recalled, withdrawn, suspended or discontinued (other than for commercial or business reasons) by Seller (whether voluntarily or otherwise).

             (l) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Seller were and, if still pending, are being conducted in accordance with all FDA requirements, including (but not limited to) those pertaining to informed subject consent (21 C.F.R. Part 50) and oversight of the study by an appropriate Institutional Review Board (21 C.F.R.
Part 56). Seller has not received any notices or other correspondence from the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or modification of such studies or tests.

             (m) To the knowledge of Seller and the Stockholders, there are no facts, circumstances or conditions that would reasonably be expected to form the basis of any material investigation, suit, claims, action (legal or regulatory) or proceeding (legal or regulatory) against or affecting Seller relating to or arising under the FD&C Act, FDA Regulations, or FDA policies and guidelines.

         4.31 Brokers. Neither Seller nor the Stockholders has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

         4.32 Disclosure. Neither this Agreement nor any agreement, attachment, schedule, exhibit, certificate or other statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. Neither Seller nor the Stockholders are aware of any information which has not been expressly disclosed herein that would be necessary to enable a prospective purchaser of the Purchased Assets or the Business to make an informed decision with respect to the purchase of the Purchased Assets and the assumption of the Assumed Liabilities. Buyer has been provided full and complete copies of all documents referred to on the Schedules to this Agreement.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, as follows:

         5.1 Authority. Buyer has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, the documents to be delivered at Closing and all transactions contemplated hereby and thereby have been duly and properly taken.

         5.2 Validity. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered by Buyer and constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under or a breach of (a) the limited liability company agreement of Buyer, (b) any contract, agreement, permit, license or other instrument to which Buyer is a party or by which it is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any Law applicable to Buyer. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

         5.3 Due Organization. Buyer is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware, with full power and authority and all requisite licenses, permits and franchises to own, lease and operate its assets and to carry on the business in which it is engaged.

                                   ARTICLE VI

                                    EMPLOYEES

         6.1 Continued Association With the Business. Buyer will offer employment, effective as of the Closing Date, to all employees of Seller who are listed on Schedule 6.1 and who remain actively at work including employees on vacation with Seller on the Closing Date (the "DESIGNATED EMPLOYEES"). Seller agrees to use its best efforts to encourage the Designated Employees to accept employment with Buyer.

         6.2 Severance. Concurrently with the Closing, Seller shall terminate all Designated Employees of the Business, and shall pay to each such employee any amounts owing through the Closing Date including earned but unused vacation. Any employee of Seller who is on long-term or short-term disability or maternity leave (or any unpaid long-term leave of absence greater than 12 weeks) on the Closing Date shall remain the sole responsibility of Seller, unless and until such time as the employee commences and continues to work for Buyer on a consistent basis; provided, that Buyer shall not be obligated to offer employment to any employee of Seller who is not actively at work with Seller on the Closing Date and who does not become available for active work with Buyer within 12 weeks after the Closing Date. Buyer does not assume any liability for any claim for severance made by an employee of Seller who terminates employment with Seller at any time.

         6.3 Employee Benefit Plans.

             (a) Welfare Plans. Seller maintains certain Welfare Plans listed as such on Schedule 4.18. Seller will retain responsibility for, by insurance or otherwise, all Welfare Plan expenses and benefits for each Seller employee in accordance with the terms of Seller's Welfare Plans with respect to claims incurred by each such employee and/or his or her covered dependents through the Closing Date, in accordance with the terms of Seller's Welfare Plans. Expenses are deemed incurred with respect to hospital, medical, dental or other welfare benefit expenses when the services or products generating such expenses are performed or provided to the employee (or covered dependent). Notwithstanding anything in this Agreement to the contrary, Seller and Buyer acknowledge and agree that Buyer shall not assume any liability incurred under Seller's worker's compensation insurance policy or work related injury not covered by Seller's insurance policy incurred on or prior to the Closing Date, including but not limited to Claims by Ruth McIntyre. Seller shall assign and Buyer shall assume Seller's workers' compensation insurance policy and Seller's medical and dental plan effective on the Closing Date.

             (b) Profit Sharing Plan. Seller maintains a Profit Sharing Plan listed on Schedule 4.18 pursuant to the adoption of a prototype plan sponsored by The Equitable Life Assurance Society of the United States. Buyer shall assume and maintain such Profit Sharing Plan on and after the Closing Date for employees of the Business only.

         6.4 Resolution of Pending Matters. Seller shall resolve all pending grievances, employee complaints or outstanding citations or other pending matters with due regard for not generating changes in work practice or precedents which will have a significant impact on the future operations. Seller shall notify Buyer in advance of any such settlements and Buyer shall have the right to approve or reasonably withhold approval of such settlements and resolutions.

         6.5 COBRA Obligations. Within fifteen (15) business days after Closing, Seller shall take the necessary steps to assign to Buyer all insurance policies and agreements relating to Seller's group health and dental plans. If the above contracts are assigned to Buyer within such fifteen business day period, Buyer shall be solely responsible for providing any required notices under federal or state COBRA to all Seller employees (and their eligible dependents) whose employment with Seller has been terminated in connection with the contemplated transaction and who do not become Designated Employees. All eligible Seller employees (and their eligible dependents) who have terminated employment prior to Closing shall be eligible for COBRA coverage under Seller's existing medical insurance plan and , to the extent required by law, dental insurance plan; provided, however, that if Buyer assumes Seller's medical and dental plans, then Buyer will provide COBRA coverage to Seller employees (and their eligible dependents) as required by COBRA. Seller shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to all employees and former employees of Seller in accordance with Law with respect to any "QUALIFYING EVENT" occurring before the Closing. Seller agrees to pay and be liable to Buyer for and shall assume, indemnify, defend and hold harmless Buyer from and against any and all losses, damages, liabilities, Taxes, sanctions, interest and penalties, costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgement) imposed upon, incurred by, or assessed against Buyer arising by reason of or relating to any failure by Seller to comply with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such employee before the Closing. Seller shall provide Buyer with copies of creditable coverage certificates provided to each Designated Employee on or prior to Closing in compliance with the Health Insurance Portability and Accountability Act of 1996, as amended.

         6.6 Workers Compensation. Seller shall be responsible for all workers' compensation benefits, occupational diseases claims and employer liability claims payable to current employees of the Business with respect to (a) claims filed prior to the Closing; (b) claims filed after the Closing resulting from a discrete event or injury occurring prior to the Closing; and (c) employees other than Designated Employees regardless of when the claims were filed or the injury occurred. With respect to workers' compensations claims of Designated Employees that relate to circumstances, exposures, conditions or occurrences that began before the Closing and continued after the Closing, including occupational diseases, repetitive trauma, hearing loss and similar items, Buyer shall administer the claims and Seller shall indemnify Buyer for the proportionate share of the loss, damage and expense (including administration expenses) attributable to the period prior to the Closing based on the number of days prior to the Closing that such circumstances, exposures, conditions or occurrences were in existence with respect to the affected employee, compared to the total number of days such circumstances, exposures, conditions or occurrences were in existence with respect to the affected employee. Buyer shall be responsible for the administration and payment of all workers' compensation liabilities and benefits with respect to Designated Employees resulting from discrete events or injuries occurring after the Closing Date during employment with Buyer.

         6.7 No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any employee of Seller or Buyer or his or her legal representatives any rights as a third party beneficiary or otherwise or any remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment or continued employment.

         6.8 Documents and Forms. Seller and Buyer agree to use commercially reasonable efforts to execute all necessary documents, file all required forms with any governmental agencies and take all other actions that may be necessary or appropriate to implement expeditiously the actions contemplated by this
Article VI.

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

         7.1 Collection of Receivables. After the Closing, Seller shall permit Buyer to collect, in the name of Seller or otherwise, all receivables and other items which shall be transferred hereunder, and to endorse with the name of Seller any checks, receivables or other items. Seller shall transfer and deliver to Buyer any cash or other property which Seller may receive in respect of such receivables or other items. To effectuate the terms and provisions of this Agreement, Seller hereby designates and appoints Buyer and its designees or agents as attorney-in-fact effective as of the Closing Date, irrevocably and with power of substitution, to do all other acts and things any of them may deem necessary and advisable to realize upon the accounts receivable. Buyer shall use commercially reasonable efforts to collect the accounts receivable in a manner consistent with Buyer's current practices.

         7.2 Continued Assistance.

             (a) Following the Closing, Seller shall refer to Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Business. Seller shall cooperate in an orderly transfer of the Business and the continuation thereof by Buyer. From time to time, at Buyer's request and without further consideration, Seller and the Stockholders shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Buyer may reasonably request to more effectively assign, convey and transfer any of the assets, properties, rights or claims of the Business and will assist Buyer in the vesting, collection or reduction to possession of such assets, properties, rights and claims. Buyer shall reimburse Seller and the Stockholders for any reasonable out-of-pocket expenses incurred by either or both of them in connection with the obligations under this Section 7.2(a).

             (b) From time to time, at Seller's request and without further consideration, Buyer shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Seller may reasonably request to more effectively assign, convey and transfer any of the Excluded Assets and will assist Seller in the vesting, collection or reduction to possession of the Excluded Assets. Seller shall reimburse Buyer for any reasonable out-of-pocket expenses incurred by Buyer in connection with the obligations under this Section 7.2(b).

         7.3 Certain Payments. Promptly following Closing, Seller shall pay and fully discharge all amounts owed to employees, all Taxes or amounts withheld from employees or paid on behalf of employees, all sales Taxes collected in the conduct of the Business, and all liabilities and obligations to customers and suppliers of the Business which are not assumed by Buyer as and when due, and shall otherwise pay, discharge or make adequate provision for all other liabilities and obligations of the Business, including all Excluded Liabilities. Seller shall promptly pay and fully discharge any income, excise, employment, unemployment, sales or use Taxes arising as a result of the sale, transfer, conveyance or assignment of the Purchased Assets. Seller shall retain responsibility after the Closing Date for all pending litigation and disputes related to the Business and liability for claims therein asserted against Buyer, the Purchased Assets or the Business. Seller shall keep Buyer apprised of the status and all aspects of such litigation and disputes which might affect Buyer, the Purchased Assets or the Business, either directly or indirectly, and Seller shall comply with all court orders relating directly or indirectly to such litigation or disputes. Buyer shall provide reasonable cooperation to Seller in handling such litigation and disputes; provided, however, that Seller shall reimburse Buyer for its out-of-pocket expenses incurred in connection with such cooperation. Seller shall retain all rights to recover moneys due or damages being sought by Seller under any such litigation or disputes.

         7.4 Records and Documents. For four (4) years following the Closing Date, Seller shall grant to Buyer and its representatives, at Buyer's request, access to and the right to make copies of those records and documents related to the Business, possession of which is retained by Seller as may be necessary or useful in connection with Buyer's conduct of the Business after the Closing. If during such period Seller elects to dispose of such records, Seller shall first give Buyer 60 days' written notice, during which period Buyer shall have the right to take such records without further consideration. Buyer shall reimburse Seller and the Stockholders for any reasonable out-of-pocket expenses incurred by either or both of them in connection with the obligations under this Section.

         7.5 Covenants Not To Compete Or Solicit.

             (a) For a period five (5) years from the Closing Date, except with respect to the activities contemplated in the Distribution Agreement, each of Seller and the Stockholders agree not to, directly or indirectly, by or for themselves or as the employee or agent of another or through others as their agent:

                  (i) produce, promote, sell, lease, license, distribute,
             install or service anywhere in North America, South America, Asia, Japan, Australia and Europe (the "TERRITORY") products or services in existence or under development, which are similar to or in competition with those of the Business anywhere in the Territory;

                  (ii) own, manage, operate, fund, be compensated by,
             participate in, render advice to, have any right to or interest in any other business directly or indirectly engaged in the production, promotion, sale, lease, license, distribution or servicing of products or services competitive with those of the Business anywhere in the Territory;

                  (iii) divulge, communicate, use or disclose any nonpublic
             information concerning the Business or Buyer or any of their affiliates, their personnel, business and affairs;

                  (iv) interfere with the business relationships or disparage the good name or reputation of the Business, Buyer, or any of their affiliates or take any action which brings the Business, Buyer or any of their affiliates or its business into public ridicule or disrepute;

                  (v) solicit or accept any business competitive with the
             Business from customers or suppliers of the Business, or request, induce or advise customers or suppliers of the Business to withdraw, curtail or cancel their business with the Business or Buyer;

                  (vi) solicit for employment or employ any present or future employee of the Business, Buyer or any of their affiliates, or request, induce or advise any employee to leave the employ of the Business, Buyer or any of their affiliates; or

                  (vii) use or disclose the names and/or addresses of any
             customer, supplier or employee of the Business or Buyer to any person for any purpose whatsoever.

The ownership of less than one (1) percent of a publicly traded corporation shall not in and of itself be deemed to be a violation of this covenant.

             (b) If Seller or the Stockholders violate the provisions of this Section, Buyer shall not, as a result of the time involved in obtaining relief, be deprived of the benefit of the full period of the restrictive covenant with respect to Seller or the Stockholders. Accordingly, the restrictive covenant of this Section as it applies to Seller and the Stockholders shall be deemed to have the duration specified in Subsection 7.5(a) hereof, computed from the date the relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by Seller or the Stockholders.

             (c) Seller and the Stockholders agree that, if they shall violate any of the provisions of this Section, Buyer shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration or other benefits that Seller and the Stockholders, directly or indirectly, may realize arising from or related to any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights to which Buyer or Seller may be entitled.

             (d) The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not to compete described in this Section are fair, reasonable and necessary, that adequate compensation has been received by Seller and the Stockholders for such obligations. If, however, for any reason any court determines that the restrictions in this Section are not reasonable, that consideration is inadequate or that the Stockholders have been prevented from earning a livelihood and therefore the restrictions are unenforceable, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section as will render such restrictions valid and enforceable.

             (e) Seller and the Stockholders acknowledge that they have carefully read and considered the terms of this Agreement. Seller and the Stockholders hereby waive any requirement of proof that a breach of this Section
7.5 will cause serious or irreparable injury to Buyer, or that there is an adequate remedy at law. In any proceeding, either at law or in equity, between the parties hereto, Seller and the Stockholders hereby agree that they shall not raise as a defense (i) that the duration, scope or geographical area in which Seller and the Stockholders are prohibited from competition is unfair, unnecessary or unreasonable, or (ii) that this Agreement is in restraint of trade. Further, the existence of any claim or cause of action of Seller and the Stockholders against Buyer or any of its affiliates, whether or not predicated on the terms of this Agreement, shall not constitute a defense to the enforcement of Seller's and the Stockholders' obligations under this Agreement. In the event of any dispute between the parties, the prevailing party shall be entitled to receive its court costs and reasonable attorneys' fees incurred by the prevailing party in enforcing its rights and remedies hereunder.

         7.6 Notices and Consents. Seller and the Stockholders will cause Seller to give any notices to third parties, and Seller will obtain any third-party consents, that Buyer may reasonably request in connection with the matters referred to in Section 4.2 and Schedule 4.2 above. Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.2 and Schedule 4.2 above.

         7.7 Bulk Sales Act Compliance. Buyer and Seller hereby waive compliance with the provisions of any applicable bulk transfer laws. Seller and the Stockholders, jointly and severally, shall forever indemnify and hold harmless Buyer against any and all expense, loss, damage or liability, including reasonable attorneys fees and court costs, which Buyer may suffer as a result of claims asserted by third parties against Buyer due to any noncompliance by Seller and Buyer with applicable bulk transfer and tax laws.

         7.8 Confidentiality; Publicity.

             (a) Except as may be required by Law, as expressly contemplated herein or as expressly consented to by Buyer, no party hereto or their respective Affiliates, employees, agents and representatives (including Seller) shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement or use or knowingly permit the use of such confidential information or other proprietary knowledge for any purpose other than in connection with the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by Seller or the Stockholders without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld or delayed); provided, however, that this provision shall not prohibit Buyer from making any public disclosure which Buyer's counsel advises is required under rules and regulations promulgated by the Securities and Exchange Commission, the NASD or the Nasdaq Stock Market.

             (b) After the Closing, except as may be required for tax purposes or other regulatory purposes, Seller and the Stockholders and their Affiliates and respective successors and assigns shall not (a) retain any document, databases or other media embodying any confidential or proprietary information which relate to the Business or constitute a part of the Purchased Assets or use, publish or disclose to any third person any such confidential or proprietary information or (b) use, publish or disclose any information concerning Buyer, its affiliates, the Business, the customers or suppliers of the Business or the terms of this Agreement or the transactions contemplated hereby.

         7.9 Licenses and Permits. To the extent permitted by the applicable governmental and/or regulatory authorities, Seller shall cooperate with Buyer and shall use its best efforts to transfer, assign and pass to Buyer all of its rights under each of the Licenses and Permits listed in Schedule 4.19 as soon as possible. Seller's obligations under this Section shall include, but not be limited to, the following:

             (a) executing all assignments and other documents necessary to effect transfer or assignment of the Licenses and Permits from Seller to Buyer;

             (b) providing the governmental authorities responsible for the Licenses and Permits and Buyer with whatever information and documentation that may be reasonably required in connection with the transfer of the Licenses and Permits;

             (c) complying with its obligations under the Licenses and Permits, and under applicable Law relating thereto, prior to the Closing;

             (d) on, prior to, or subsequent to the Closing, remedying any non-compliance with any of the Licenses and Permits, or with applicable Laws relating thereto, that has occurred before the Closing; and

             (e) taking such further actions relating to the Licenses and Permits as the governmental authorities, or Buyer, may reasonably require.

         7.10 Cooperation. The Stockholders agree to cooperate and assist Buyer in connection with the resolution of all claims and disputes pending at Closing or that arise after Closing but relate to the period prior to Closing.

         7.11 Appointment of Representative. Seller and each of the Stockholders hereby appoints Richard Maheu (the "REPRESENTATIVE") the attorney-in-fact of Seller and each Stockholder, with full power and authority, including power of substitution, acting in the name of and for and on behalf of Seller and each Stockholder (i) to amend or waive any provision of this Agreement, (ii) to terminate this Agreement pursuant to the provisions hereof, (iii) to do all other things and to take all other action under or related to this Agreement that the Representative may consider necessary or proper to effectuate the transactions contemplated hereby, (iv) to resolve any dispute with Buyer over any aspect of this Agreement and (v) on behalf of Seller and any Stockholder to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding Seller and each Stockholder as if Seller and each Stockholder had personally entered into such an agreement. The Representative shall have the exclusive right, power and authority, on behalf of Seller and the Stockholders, to pursue, defend, and settle any matters set forth in this Agreement and to do all things and to take all other actions Representative may consider necessary or proper to resolve any indemnification claims after the Closing. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of Seller and each Stockholder or the occurrence of any other event or events and the Representative may not terminate this power of attorney with respect to any of Seller's or any of the Stockholders' or such Seller's or the Stockholder's successors or assigns without the consent of Buyer. Upon the death, disability or resignation of the Representative, his successor shall be Walter F. Senney, Jr. Any notice given to the Representative pursuant to this Agreement or any other agreements contemplated hereby shall constitute effective notice to Seller and the Stockholders, and any other party to this Agreement or any other person may rely on any notice, consent, election or other communication received from the Representative as if such notice, consent, election or other communication had been received from Seller and the Stockholders. Seller and the Stockholders agree to hold the Representative harmless from any and all loss, damage or liability and expenses (including legal fees) which such Representative may sustain as a result of any action taken in good faith by the Representative.

         7.12 Name Change. Within forty-five (45) days of the Closing, Seller and the Stockholders shall cause Seller to prepare and deliver to Buyer a Certificate of Amendment to Seller's Articles of Incorporation changing its corporate title to one dissimilar to Obtura Corporation.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Buyer):

         8.1 Accuracy of Warranties and Performance of Covenants. The representations and warranties of Seller and the Stockholders contained herein shall be true and correct as of the Closing Date. Seller and the Stockholders shall have performed all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with by Seller and the Stockholders on or prior to the Closing in all respects.

         8.2 No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or would adversely affect the right of Buyer to own, operate or control the Purchased Assets.

         8.3 Consents. All notices to, consents, approvals, authorizations and waivers from third parties and governmental agencies that are required for the transfer of the Purchased Assets or that are otherwise required for the consummation of the transactions contemplated hereby upon the terms hereof shall have been obtained or provided for and shall remain in effect.

         8.4 Conditions of Business and Assets. There shall have been no fact, event, condition or circumstance which does or could reasonably be expected to result in a material adverse effect.

         8.5 Closing Documents. All of the certificates, assignments and other documents required to be delivered pursuant to Section 3.3 shall have been executed and delivered.

         8.6 Other Actions. All actions to be taken by Seller and the Stockholders in connection with consummation of each of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

         9.1 Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be true and correct as of the Closing Date. Buyer shall have performed all of its obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with by Buyer on or prior to the Closing in all respects.

         9.2 No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby in a way materially adverse to Seller, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

         9.3 Consents. All notices to, consents, approvals, authorizations and waivers from third parties and governmental agencies set forth on Schedule 9.3 that are required for the transfer of the Purchased Assets or that are otherwise required for the consummation of the transactions contemplated hereby upon the terms hereof shall have been obtained or provided for and shall remain in effect.

         9.4 Closing Documents. All of the certificates, assignments and other documents required to be delivered pursuant to Section 3.2 shall have been executed and delivered.

                                   ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

         10.1 Survival. All covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing until fully performed. All representations and warranties contained in this Agreement or in any document delivered pursuant hereto or thereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall continue to be fully effective and enforceable for a period of three (3) years from the Closing Date; provided, however, that any representations and warranties set forth in Section 4.14, 4.18, 4.21, 4.27 and 4.30 shall survive for the longer of three (3) years or 90 days after the applicable statute of limitations period set forth in the Code or other applicable Law, and the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.11 and 4.25 shall survive indefinitely. Notwithstanding the foregoing, any claim for indemnification that is asserted by written notice as provided in Section 10.2 within the applicable survival period shall survive until resolved by the parties or pursuant to a final non-appealable judicial determination. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

         10.2 Indemnification.

             (a) Seller and the Stockholders, jointly and severally, shall defend, indemnify and hold harmless Buyer and its affiliates and their officers, directors, employees, agents and representatives from and against any and all loss, damage, cost (including allocable costs of employees), expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), diminution in value, suit, action, claim, deficiency, liability or obligation (collectively, "LOSS") related to, caused by or arising from any Excluded Liability, misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto, and any and all claims made based upon facts alleged that, if true, would have constituted any such misrepresentation, breach or failure.

             (b) Buyer shall defend, indemnify and hold harmless Seller and the Stockholders and their respective officers, directors, employees, agents and representatives from and against any Loss related to, caused by or arising from any Assumed Liability, misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained herein or in any other agreement, instrument or other document delivered pursuant hereto, and any and all claims made based upon facts alleged that, if true, would have constituted any such misrepresentation, breach or failure.

             (c) All rights herein are cumulative and are in addition to all other rights and remedies which are otherwise available. All indemnification obligations shall be deemed made in favor of and shall include Losses incurred by, any party's officers, directors, agents, representatives, subsidiaries, parents, affiliates, successors and assigns.

             (d) All indemnification payments under this Article X shall be net of any insurance proceeds from a third party insurer received by an indemnified party resulting therefrom (after associated costs of collection), after reduction for (i) any retroactive premium adjustment, and (ii) the aggregate amount of the reasonably anticipated (based on written advice from insurance brokers or providers) increased insurance premiums over the following five policy years.

         10.3 Limitation of Seller's and the Stockholders' Indemnification Obligation. Seller and the Stockholders shall not be liable and Buyer agrees not to enforce any claim for indemnification for breach of representation or warranty under this Agreement until the aggregate amount of all such claims exceeds Fifty Thousand Dollars ($50,000) (the "THRESHOLD AMOUNT"), and then Buyer shall be entitled to recover only the amount of such claims in excess of the Threshold Amount. The maximum aggregate amount recoverable from Seller and the Stockholders for claims for indemnification for breach of representation and warranty under this Agreement shall not exceed an amount equal to the Purchase Price (the "CAP"). Notwithstanding anything contained herein to the contrary, the Threshold Amount and the Cap shall not be applicable (a) to claims for breach of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.11 and 4.21 or (b) in the case of intentional misrepresentation or gross negligence on the part of any indemnifying party.

         10.4 Joint Written Direction. At such time as Buyer is entitled to indemnification hereunder, Seller and the Stockholders shall provide a joint Instruction (as defined in the Escrow Agreement) to the Escrow Agent directing the release of funds to Buyer in an amount to which Buyer is entitled pursuant to the terms hereof.

         10.5 Other Indemnification Provisions. The foregoing indemnification provisions under this Article X are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.


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

         10.6 Setoff. Buyer shall be entitled to recover any indemnification payments due hereunder by setting off such amount against the Escrow Amount, any Earn-out Payment and any other amount due from Buyer to Seller pursuant to this Agreement.

         10.7 Procedure for Indemnification. A claim for indemnification for any matter shall be asserted by notice to any party from whom indemnification is sought pursuant to Section 12.2.

                                   ARTICLE XI
                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

         11.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

             (a) by the mutual written consent of Seller and Buyer;

             (b) by Seller or Buyer, if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

             (c) by Buyer, if one or more of the conditions to the obligation of Buyer to Close as provided in Article VIII has not been fulfilled by December 31, 2003, or

             (d) by Seller, if one or more of the conditions to the obligation of Seller to Close as provided in Article IX has not been fulfilled by December 31, 2003.

In the event of termination of this Agreement pursuant to this Section 11.1, this Agreement shall terminate and there shall be no other liability on the part of Seller or Buyer, to the other party hereto except liability arising out of a breach of this Agreement, in which event, the non-breaching party reserves the right to seek all available remedies. The termination of this Agreement pursuant to this Section 11.1 shall become effective on the date (x) in the case of a termination pursuant to Section 11.1(a), the consent is executed by both parties and (y) in the case of a termination pursuant to Section 11.1(b), (c) or (d), written notice is given by the terminating party to the other party hereto.

         11.2 Extension of Time, Waiver, Etc. At any time prior to the Closing Date, Seller and Buyer may by written instrument:

             (a) extend the time for the performance of any of the obligations or acts of the other party; and

waive compliance with any of the agreements of the other party contained herein; provided, however, that no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right hereunder.


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

                                  ARTICLE XII

                               GENERAL PROVISIONS

         12.1 Amendments and Waiver.

             (a) No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

             (b) The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         12.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, sent by overnight carrier (such as Express Mail, Federal Express, etc.) or sent by facsimile transmission with confirming copy sent by overnight courier and a delivery receipt obtained and addressed to the intended recipient as follows:

             (a) If to Seller and the Stockholders:

                 Mr. Richard J. Maheu 293 Robin Circle P.O. Box 10767 Zephyr Code, NV 89448 Telephone No.: (314) 422-8884

                 With a copy to:

                 Summers, Compton Wells & Hamburg, P.C.
                 8909 Ladue Road
                 St. Louis, Missouri 63124
                 Attention:  Ronald N. Compton
                 Telephone No.: (314) 991-4999
                 Facsimile No.:  (314) 991-2413

             (b) If to Buyer:

                 c/o Young Innovations, Inc.
                 500 North Michigan Avenue, Suite 1000
                 Chicago, Illinois 60611
                 Attention:  Arthur L. Herbst, Jr.
                 Telephone No.:  (312) 644-6400
                 Facsimile No.:  (312) 337-6298

                 With a copy to:

                 McDermott, Will & Emery
                 227 West Monroe Street
                 Chicago, Illinois  60606 5096
                 Attention:  John P. Tamisiea
                 Telephone No.:  (312) 984-6957
                 Telecopy No.:  (312) 984 3669

Any party may change its address or add or change parties for receiving notice by giving the other party notice in the manner set forth above.

         12.3 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. Any sales, transfer or other Taxes or fees applicable to the conveyance and transfer from Seller to Buyer of the Purchased Assets shall be borne by Seller. The provisions of this Section shall survive any termination of this Agreement.

         12.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.5 Right of Setoff. Buyer shall have the right to setoff any amounts owed to Seller pursuant to this Agreement against any amounts owed to Buyer from Seller pursuant to any other agreements between the parties, including, but not limited to the payment of the Earn-Out Payment, or any payments owed by Buyer to Spartan pursuant to the Spartan Agreement; provided, however, that to the extent the amount Buyer claims to be owed by Seller is an Indemnifiable Amount as defined in the Escrow Agreement, Buyer shall not exercise the right of setoff hereunder unless the Buyer's claim exceeds the amount which at that time is being held in the Escrow Fund as defined in and established pursuant to the Escrow Agreement less the amount of any other pending indemnification claims of Buyer hereunder and pursuant to the Spartan Agreement, and then only in the amount of such excess.

         12.6 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be given meaning and do not form a part of this Agreement.

         12.7 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Buyer shall be entitled to assign its rights and duties under this Agreement to any affiliate of Buyer without the consent of Seller; provided, however, that Buyer shall in all events remain liable hereunder. Except as provided in the foregoing sentence, this Agreement shall not be assigned by either party hereto without the express prior written consent of the other party and any attempted assignment, without such consents, shall be null and void. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.

         12.8 Entire Transaction. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement.

         12.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Missouri. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court located in the Eastern District of Missouri or the Missouri state court in St. Louis County, Missouri. Each party hereby consents and submits to the exclusive jurisdiction of the federal district court in the Eastern District of Missouri or the Missouri state court in St. Louis County, Missouri. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in the federal district court located in the Eastern District of Missouri or the Missouri state court in St. Louis County, Missouri has been brought in an improper or inconvenient forum or venue.

         12.10 Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "OR" is not exclusive. The word "INCLUDING" shall mean including, without limitation. The term "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Business consistent with the past practice of the Business. References to the terms "CONTRACTS" or "AGREEMENTS" shall each be deemed to include the other and shall include understandings and arrangements of all types, whether written or oral, and all amendments thereto. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.11 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         12.12 Authorship. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

                                      * * *


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




         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

YOUNG OS LLC                             OBTURA CORPORATION



By: /s/ Sean O'Connor                    By: /s/ Richard J. Maheu
   ---------------------------------          ----------------------------------
Name:  Sean O'Connor                     Name:  Richard J. Maheu
Its:  Vice President                          ----------------------------------
                                         Its:  President


                                         STOCKHOLDERS:

                                         /s/ Richard J. Maheu
                                         -------------------------------
                                         Richard J. Maheu


                                         /s/ Walter F. Senney, Jr.
                                         -------------------------------
                                         Walter F. Senney, Jr.






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